UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2010

ARMSTRONG WORLD INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Columbia Avenue, Lancaster, Pennsylvania	17603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 397-0611

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (c)
On January 8, 2010, Armstrong World Industries, Inc. (the “Company”) issued a press release announcing the election of Thomas B. Mangas to the position of Senior Vice President and Chief Financial Officer effective February 1, 2010. Mr. Mangas will replace William C. Rodruan, the current interim Chief Financial Officer, who will continue as Vice President, Armstrong Flooring Products Americas. The press release is attached hereto as Exhibit 99.1.

Mr. Mangas, age 42, most recently served as Vice President and Chief Financial Officer of the $28 billion Beauty and Grooming business of The Procter & Gamble Company (“P&G”). He previously served as General Manager and Chief Financial Officer of the Fabric Care Global Business Unit of P&G from 2005-2008 and Director and Chief Financial Officer of P&G Tüketim Mallari A.S. from 2003-2005. Mr. Mangas had a progression of finance roles at P&G, where he has spent the entirety of his career.    He earned his BA in Economics and History from the University of Virginia in 1990.

As described in an offer letter from the Company dated December 23, 2009, which was accepted by Mr. Mangas on December 27, 2009, the Company will employ Mr. Mangas as Senior Vice President and Chief Financial Officer. The offer letter is attached hereto as Exhibit 99.2.

Mr. Mangas will earn an annual salary of $500,000. In addition, Mr. Mangas will be eligible to participate in two incentive plans. Under the Management Achievement Plan, Mr. Mangas will be eligible for an annual target bonus of 75% of actual base salary earnings (prorated for actual service in 2010). The bonus payment will be based on corporate operating income results adjusted for working capital variance from plan and will be subject to adjustment based on individual performance. Mr. Mangas will also be eligible to participate in the Company’s long-term incentive plan at the time of the next annual grant under the plan, with an annual target award value of up to 200% of his annualized base salary. In addition, beginning in 2011, Mr. Mangas will be eligible to participate in the executive Bonus Replacement Retirement Plan, a qualified, tax-deferred profit sharing plan, which will permit Mr. Mangas to defer up to $20,000 of his annual bonus.

In addition to his compensation package, Mr. Mangas will receive a one-time sign-on bonus in the gross amount of $500,000 and a one-time special grant of 50,000 stock options and 20,000 shares of restricted stock. The sign-on bonus must be repaid if Mr. Mangas voluntarily terminates employment or is terminated for misconduct in the first two years of his employment with the Company. The stock options will vest and the restrictions on the restricted stock will lapse in three equal installments on the second, third and fourth anniversary of the grant date.

The Company will also provide Mr. Mangas with relocation services, including: a relocation allowance of $10,000; participation in the Company’s home purchase program; a loss on sale payment, if needed, of up to $50,000 with tax assistance payments; reimbursement of up to 1% on loan origination fees, discount points (and normal closing costs); 60% tax assistance payments on normal closing costs; travel and moving expenses to the new location; temporary accommodations at the new location, if needed; and reimbursement for commuting expenses for a period of time to be agreed upon by the Company and Mr. Mangas.

Mr. Mangas is eligible to participate in certain benefit plans maintained by the Company, including: (i) a qualified 401(k) savings plan, under terms applicable to salaried employees hired on or after January 1, 2005; (ii) a nonqualified deferred compensation plan, which is open to managers whose eligible annual earnings exceed 12.5 times the then effective Internal Revenue Code 402(g) elective deferral limit and permits its participants to defer up to 8% of eligible annual earnings; (iii) Company-paid life insurance benefit of $150,000, Company-paid accidental death & dismemberment insurance of $35,000, and employee-paid term or universal life insurance up to a maximum of $600,000; (iv) Company-paid executive long-term disability insurance program, which offers disability benefits of 60% of the sum of base salary and the average bonus paid over the most recent two years, with the maximum benefits capped at $420,000 per year; (v) expense reimbursement of up to $4,500 per year for personal financial planning and income tax preparation; and (vi) Company-paid annual physical examination. Mr. Mangas is not eligible to participate in the Company’s Retirement Income Plan, as this pension plan was closed to new salaried participants effective January 1, 2005.

If Mr. Mangas’s employment is terminated for any reason other than voluntary resignation or for cause, he will receive a minimum severance payment equal to one year of base salary plus target bonus, health care and life insurance benefits for 12 months and 6 months of executive outplacement services. In addition, the first installment of the initial one-time special equity award to Mr. Mangas (16,666 stock options and 6,666 shares of restricted stock), if not already vested, would vest, but any remaining unvested initial equity awards would be forfeited.

Subject to Board approval, Mr. Mangas will be offered an Indemnification Agreement and a Change in Control Agreement with the Company. The Indemnification Agreement is expected to be substantially in the form of the Indemnification Agreements generally offered to directors and officers of the Company, and would provide indemnification against liabilities relating to Mr. Mangas’s service as an officer of the Company. The Change in Control Agreement is expected to contain provisions similar to those provided to other senior Company officers, including severance benefits amounting to two times the sum of Mr. Mangas’s base salary and annual target bonus. In the event of a Change in Control, the Change in Control Agreement will extend for two years from the date of the Change in Control event. If a Change in Control termination occurs prior to the completion of a bonus plan year, Mr. Mangas would receive a prorated bonus based on actual results achieved in the bonus plan year during which the termination occurs. Mr. Mangas’s health, disability and life insurance benefits would continue for two years following a Change in Control termination.

(e)
The responsibilities of Frank Ready, Executive Vice President of the Company and Chief Executive Officer of North American Flooring Products, have been expanded to include Floor Asia. In connection with these additional responsibilities, the following changes were made to Mr. Ready’s compensation effective January 1, 2010: (i) base salary was increased from $450,000 to $500,000 per annum; (ii) annual target bonus under the Company’s Management Achievement Plan was increased to 75% (from 70%) of his base salary; and (iii) equity target grant value under the Company’s 2006 Long-Term Incentive Plan (“LTIP”) was increased to 200% (from 180%) of his base salary. In addition, as retention compensation subject to Mr. Ready’s continued employment, (i) he is eligible to receive cash payments of $1 million on January 1, 2012 and $500,000 on January 1, 2013 and (ii) he received a time-based restricted stock award under the LTIP for 12,500 shares on January 8, 2010, for which the restrictions lapse on December 31, 2012.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

No. 99.1         Press Release of Armstrong World Industries, Inc. dated January 8, 2010, announcing the election of Thomas B. Mangas to the position of Senior Vice President and Chief Financial Officer.

No. 99.2           Offer Letter from Armstrong World Industries, Inc. to Thomas B. Mangas, dated December 23, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2010

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Jeffrey D. Nickel
Name: Jeffrey D. Nickel Title: Senior Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Armstrong World Industries, Inc. dated January 8, 2010, announcing the election of Thomas B. Mangas to the position of Senior Vice President and Chief Financial Officer.
99.2	Offer Letter from Armstrong World Industries, Inc. to Thomas B. Mangas, dated December 23, 2009.